Contacts:	Glenn Zaccara
404-828-4663
gzaccara@ups.com

UPS NAMES CHRISTIANA SMITH SHI TO
BOARD OF DIRECTORS

ATLANTA, Feb. 8, 2018 - UPS (NYSE:UPS) today announced that its board of directors has named Christiana Smith Shi as a UPS company director effective immediately.
Shi, age 58, is the founder and principal of Lovejoy Advisors, LLC, an advisory services firm helping to digitally transform consumer and retail businesses. Previously, she served as president of Nike Inc.’s Direct to Consumer business from 2013 to 2016, vice president of E-Commerce from 2012 to 2013, and chief operating officer for Global Direct to Consumer from 2010 to 2012.
Her appointment to the UPS board brings the total number of directors to 13. She will join the board’s Compensation Committee and Risk Committee.
“Christiana is an established leader in the retail sector. While she has deep knowledge of digital commerce, supply chain and cost management, we believe her extensive experience in helping companies with transformative change positions her to help UPS across the entire enterprise,” said David Abney, UPS chairman and CEO. “She is an excellent addition to our board of directors as we position UPS for growth in the robust e-commerce market, emerging international markets and in priority industry segments.”
Prior to Nike, Shi spent 24 years with McKinsey & Co., Inc., including being elected director and senior partner in 2000. She also serves as a director of Williams-Sonoma, Inc. and Mondelēz International, Inc.
Shi earned an MBA from Harvard Business School and a bachelor's degree in economics and international relations from Stanford University.
About UPS
UPS (NYSE: UPS) is a global leader in logistics, offering a broad range of solutions including transporting packages and freight; facilitating international trade, and deploying advanced technology to more efficiently manage the world of business. Headquartered in Atlanta, UPS serves more than 220 countries and territories worldwide. The company can be found on the web at ups.com or pressroom.ups.com and its corporate blog can be found at longitudes.ups.com. To get UPS news direct, follow @UPS_News on Twitter.

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